ASHLEY CAPITAL MANAGEMENT, INCORPORATED

                       SUBORDINATED LOAN AGREEMENT
                           FOR EQUITY CAPITAL

    AGREEMENT dated October 24th, 1996, between Ms. Shira Pacult, (the "Lender") and Ashley Capital Management, Incorporated, a Delaware corporation,(the "Borrower").

I.  THE TERMS OF THE LOAN

    In consideration of the loan of up to five hundred thousand and no/100 dollars ($500,000)(the "Payment Obligation"), and subject to the terms and conditions hereinafter set forth, the Borrower promises to pay to the order of the Lender, or her assigns, on demand anytime after February 1, 2019, at the principal office of the Borrower, the amount of Payment Obligation loaned, as evidenced by the promissory notes in substantially the form attached hereto, from the Borrower, together with interest thereon payable at the rate of twelve percent (12%) per annum from the date the Payment Obligation is loaned to the Borrower, to the date of repayment of such Payment Obligation by the Borrower to the Lender.

    The Borrower may immediately record this loan agreement as an account receivable and anticipate the loan of the Payment Obligation to the Borrower from the Lender but the Lender is not obligated to contribute any more than the maximum amount of the Payment Obligation expressed above in the form of either a loan or equity contribution to the Borrower.

    During the first three (3) years of this Agreement, the Borrower shall have the right, but not the obligation, to deliver a promissory note, or notes, in the form attached to this agreement and to otherwise provide notice to the Lender of the amount of money to be advanced and the name of the bank where the deposit is to be made for the account of the Borrower. Within ten days after receipt of such notice, Lender shall deposit the amount evidenced by the note, up to the maximum provided above, to the designated bank.

    The cash proceeds to be paid by Lender to Borrower pursuant to the terms of this Agreement shall be used and dealt with by the Borrower as a contribution to equity capital and shall be subject to the risks of the business of the Borrower which includes, but is not limited to, serving as the General Partner (sic commodity pool operator) of limited partnerships (sic pools) whose interests are sold to the public to raise equity to engage in the business of commodity trading.

    The Borrower shall have the right to deposit any cash proceeds of this Subordinated Loan Agreement in any account or accounts in its own name in any bank or trust company free from any security interest of the Lender.

    The Lender irrevocably agrees that the obligations of the Borrower under this Agreement with respect to the payment of principal and interest shall be and are subordinate in right of payment and subject to the prior payments or provision for payment, in full, of all claims of all other present and future creditors of the Borrower arising out of any matter occurring from the date of the loan to the date of repayment.

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    Upon loan of the amount of the Payment Obligation requested by Lender to
Borrower or after the lapse of three (3) years following the execution of this Agreement, there shall be no further obligation of the Lender to advance any additional funds pursuant to the terms of this Agreement; i.e., all obligation of Lender to loan money to Borrower, pursuant to the terms of this Agreement, shall expire on October 24, 1999, and all loans made to Borrower to that date shall be fixed as an obligation of Borrower to be repaid pursuant to the terms of the Notes.

II. PERMISSIVE REPAYMENTS

    At the option of the Borrower, but not at the option of the Lender, payment of all or any part of the Payment Obligation amount hereof prior to the maturity date may be made by the Borrower; provided, however, such prepayment may be made only after receipt of an audit report of the Borrower conducted by an independent certified public accountant which discloses that the net capital or equity of the Borrower is above the percentage required to maintain the Fremont Fund, Limited Partnership, as a partnership, for tax purposes. The requirement of the audit shall be for the protection of the limited partners in the Fund and any of them shall have the right to demand, at their expense, a copy of the audit submitted to support any such repayments made in advance of the above due date. The Borrower agrees that if its obligation to pay the Payment Obligation is not made within ten days after the due date, the Borrower will immediately commence a rapid and orderly complete liquidation of its' business.

III. LIMITATION ON WITHDRAWAL OF EQUITY CAPITAL AND INDEBITNESS

    As long as this subordination loan agreement remains unpaid, the Borrower will make no distributions in the form of dividends or pay salaries to any director or officer who is also a shareholder. The Borrower will not make any other loans or indebitness which is senior to or pari parsu with this subordinated loan agreement.

IV. SUBORDINATION OF ACCRUED INTEREST PAYABLE

    The Lender and the Borrower hereby elect to have all eligible accrued interest payable, on this loan, considered as additional subordinated capital for purposes of computing equity. Any Repayments shall be first be allocated to accrued interest and the balance, if any, to principal.

V.  GENERAL

    In the event of the appointment of a receiver or trustee of the Borrower or in the event of its insolvency, liquidation, bankruptcy, assignment for the benefit of creditors, reorganizations whether or not pursuant to bankruptcy laws, or any other marshaling of the assets and liabilities of the Borrower, the Payment Obligation of the Borrower shall mature, and the holder hereof shall not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of the Borrower until all claims of all other present and future creditors of the Borrower, whose claims are senior hereto, have been fully satisfied. This Agreement shall not be subject to cancellation by either the Lender or the Borrower, and no payment shall be
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made, nor the Agreement terminated, rescinded or modified by mutual consent or otherwise. The Borrower may not be transfer, sell, assign, pledge, or otherwise encumber or otherwise dispose of this Agreement, and no lien, charge, or other encumbrance may be created or permitted to be created thereon.

    The Lender irrevocably agrees that the loan evidenced hereby is not being made in reliance upon the standing of the Borrower as a member of the National Futures Association ("NFA") or upon the NFA surveillance of the Borrowers financial position or its compliance with the by-laws, rules and practices of the NFA. The Lender is affiliated with the Borrower and either is personally aware of all material facts or has made such investigation of the facts attendant to the provision of this loan, including the employment of independent legal counsel other than The Scott Law Firm, P.A., to confirm the need for and the reasonableness of the terms of this subordinated loan agreement. The Lender is not relying upon the NFA to provide any information concerning or relating to the Borrower and agrees that the NFA and the Commodity Futures Trading Commission have no responsibility to disclose to the Lender any information concerning or relating to the Borrower which they may now, or at any future time, have.

    The term "Borrower", as used in this Agreement, shall include the Borrower, its successors and assigns. The term "Payment Obligation" shall mean the obligation of the Borrower to repay cash loaned to it pursuant to this Subordinated Loan Agreement. The provisions of this Agreement shall be binding upon the Borrower and the Lender, and their respective heirs, executors, administrators, successors, and assigns. Any controversy arising out of or relating to this Agreement shall be submitted to and settled by arbitration pursuant to the by-laws and rules of the American Arbitration Association. The Borrower and the Lender shall be conclusively bound by such arbitration. This instrument embodies the entire agreement between the Borrower and the Lender and no other evidence of such agreement has been or will be executed. This Agreement shall be deemed to have been made under, and shall be governed by, the laws of the State of Delaware in all respects.

IN WITNESS WHEREOF, the parties have set their hands and seal as of the date above.

Borrower:  ASHLEY CAPITAL MANAGEMENT, INCORPORATED


By: s/ Shira Del Pacult
    Shira Pacult, President

Lender:


s/ Shira Del Pacult
Shira Pacult, Individually

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                    ASHLEY CAPITAL MANAGEMENT, INCORPORATED

                          SUBORDINATED LOAN AGREEMENT

                             LENDER'S ATTESTATION

It is recommended that you discuss the merits of this investment with an attorney, accountant or some other person who has knowledge and experience in financial and business matters, other than those affiliated with the Borrower, prior to executing this Agreement.

1. I am aware that the funds or securities subject to this Agreement are not covered by the Securities Investor Protection Act of 1970 or any other repayment insurance.

3. I understand that I will be furnished financial statements of Ashley Capital Management, Incorporated, in accordance with the laws and regulations related to commodity pool operators, as they are required to be delivered to limited partners of any commodity pool it serves as General Partner.

4. On the date this Agreement was entered into, the Borrower carried funds or securities for my account in that I am the sole shareholder of the Borrower.

5. Lender's business relationship to the Borrower is: sole Shareholder, Director, and sole officer.

Lender:


s/ Shira Del Pacult
Shira Pacult, Individually

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                                PROMISSORY NOTE

$_______________                           Date:


FOR VALUE RECEIVED, Ashley Capital Management, Incorporated (the "Borrower") promises to pay to the order of Shira Del Pacult, at 5916 N. 300 West, Fremont, IN 46734, or at such other place as she or any subsequent holder may designate in writing to the Undersigned, the principal sum of _________________($__________), on demand at anytime after February 1, 2019, with interest at the rate of twelve percent (12%) per year, from the date of this note to the date of repayment, payable at the time of repayment of the principal. Prepayments may be made by the Borrower in accordance with the terms of the loan agreement dated October 24, 1996.

In the event of any default by the Borrower in the payment of principal when due for ten days after notice of non-payment to the address provided herein, the unpaid balance of the principal sum of this promissory note shall bear interest from thirty days from the date of the default at the rate of eighteen percent (18%) upon the balance due. In case suit or action is instituted to collect this note, or any portion hereof, the maker and all guarantors promise to pay such additional sum, as the court may adjudge reasonable, for attorneys' fees and costs in said proceedings

The Borrower and all other persons who guarantee payment hereof, if any, severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all lack of diligence or delays in collection which may occur, and expressly consent and agree to each and any extension or postponement of time of payment hereof from time to time at or after maturity or other indulgence and waive all notice thereof. This note is made and executed under, and is in all respects governed by, the laws of the State of Delaware.

Ashley Capital Management, Incorporated


___________________________
Shira Del Pacult, President

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